Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

Raptor Pharmaceutical Corp.
5 Hamilton Landing, Suite 160
Novato, CA 94949

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Raptor Pharmaceutical Corp. and subsidiaries as of June 30, 2013 and for the three and six month periods then ended, as indicated in our report dated March 17, 2014; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2013, is incorporated by reference in Registration Statements on Forms S-3 (File Nos. 333-179215, 333-162430, 333-163274, and 333-173720) and Forms S-8 (File Nos. 333-190806, 333-173719, 333-166813, 333-163124, 333-151859, 333-141738, 333-138368, 333-118729, 333-103129, 333-98245 and 333-4088).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

San Francisco, California
May 12, 2014